Exhibit 107

CALCULATION OF FILING FEE TABLE

S-8

(Form Type)

PARAMOUNT GLOBAL
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Debt	Deferred Compensation Obligations (1)	Other	$110,000,000	100%	$110,000,000 (2)	0.00011020	$12,122
Debt	Deferred Compensation Obligations (3)	Other	$40,000,000	100%	$40,000,000 (2)	0.00011020	$4,408
Total Offering Amounts					$150,000,000		$16,530
Total Fee Offsets							$0
Net Fee Due							$16,530

(1)	Amount of Deferred Compensation Obligations registered with respect to the Paramount Global Excess 401(k) Plan and the Paramount Global Excess 401(k) Plan for Designated Senior Executives.
(2)	Solely for the purposes of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans.
(3)	Amount of Deferred Compensation Obligations registered with respect to the Paramount Global Bonus Deferral Plan and the Paramount Global Bonus Deferral Plan for Designated Senior Executives.